Exhibit 99.1

The PMI Group, Inc.

NEWS RELEASE

Contacts:	Bill Horning (Investors) 925-658-6193
Tom Taggart (Media) 925-658-6511

The PMI Group, Inc. Announces Completed Sale of Australian

Operations to QBE Insurance Group Limited

Walnut Creek, CA, October 22, 2008 – The PMI Group, Inc. (NYSE: PMI) (the Company) today announced the completed sale of its Australian mortgage insurance subsidiary and related Australian holding company to QBE Insurance Group Limited (“QBE”). The aggregate sale price is U.S. $920 million, 80% payable in cash and 20% payable in the form of a note* issued by QBE. This transaction enhances PMI’s overall liquidity and supports its U.S. mortgage insurance operations.

For the quarter ended September 30, 2008, PMI expects to classify PMI Australia as a held for sale entity. Accordingly, the Company expects to recognize all sale expenses, any SFAS 115** unrealized gains or losses and accumulated currency translation gains and losses in other comprehensive income in the third quarter of 2008. Additionally, net income from PMI Australia for the third quarter and prior reported periods will be reclassified as discontinued operations in the financial results reported for the period ended September 30, 2008.

Credit Suisse and Caliburn Partnership acted as financial co-advisors to The PMI Group, Inc. Allens Arthur Robinson and Sullivan & Cromwell LLP provided legal advice to The PMI Group, Inc.

*	The note matures and is payable in September 2011, and the actual amount payable on the note could be reduced to the extent that the performance of PMI Australia’s existing insurance portfolio as of June 30, 2008 does not achieve specified targets. In connection with the transaction, PMI has also funded premiums of approximately $46.5 million to assist in procuring an excess of loss reinsurance cover for PMI Australia. The agreement provides for reinsurance profit-sharing for one-half of the reinsurance premiums at the end of the three-year policy life, subject to certain conditions.

**	SFAS 115 refers to Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities.

About The PMI Group, Inc.

The PMI Group, Inc. (NYSE: PMI), headquartered in Walnut Creek, CA, provides innovative credit, capital, and risk transfer solutions that expand homeownership and fund essential services for our customers and the communities they serve. Through its wholly and partially owned subsidiaries, PMI offers residential mortgage insurance and credit enhancement products. For more information: www.pmigroup.com.

About QBE Insurance Group Limited

QBE Insurance Group Limited is Australia's largest international general insurance and reinsurance group, and one of the top 25 insurers and reinsurers worldwide.

Cautionary Statement: Statements in this press release that are not historical facts, or that relate to future plans, events or performance are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our beliefs with respect to our financial strength and claims-paying ability. Readers are cautioned that forward-looking statements by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by forward-looking statements. For example, there can be no assurance that the note issued to PMI in connection with the sale of PMI Australia will not be reduced as a result of adverse loss developments affecting PMI Australia's business after closing. Other risks and uncertainties are discussed in our SEC filings, including our Annual Report Form 10-K for the year ended December 31, 2007 (in Item 1A) and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. We undertake no obligation to update forward-looking statements